Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649
FOR MORE INFORMATION CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501
Isabella Bank Corporation Announces Third Quarter 2020 Earnings
Strategy Delivers Increased Liquidity and Capital
Mt. Pleasant, Michigan, October 22, 2020 - Isabella Bank Corporation (the "Corporation") (OTCQX: ISBA) released its earnings results for the third quarter of 2020. The Corporation reported net income of $4.4 million and earnings per common share of $0.55 for the third quarter of 2020.
“For the first time in the history of the Corporation, we came very close to reaching a milestone of $2 billion in assets this quarter,” stated Jae A. Evans, President and Chief Executive Officer of the Corporation. “While we continue to assist our customers and communities through these challenging times,” he added, “our focus on growing the organization, improving key financial metrics and maintaining strong credit quality, remains a priority to achieve our long term strategic goals. Our high levels of liquidity and capital put us in a position to meet the uncertain economic challenges on the horizon.”
Third quarter 2020 highlights include:
•Record assets of $1.97 billion
•Loan payment deferrals decreased 67.8% to $98.7 million, or 7.6% of gross loans
•Deposit growth of $54.4 million, or 4%
•Noninterest income increased $786,000, or 24%, compared to the third quarter of 2019

Net Income
Net income for the third quarter of 2020 and nine-month period ended September 30, 2020 was $4.4 million and $11.6 million, respectively. Net income for the third quarter of 2019 and nine-month period ended September 30, 2019 was $4.4 million and $12.1 million, respectively.
Net interest income decreased by $114,000 for the third quarter compared to the same period in 2019. For the three months ended September 30, 2020, provision for loan losses increased by $323,000 compared to the same period last year as a result of increased economic and environmental risk factors, predominantly driven by the COVID-19 pandemic. Third quarter 2020 noninterest income increased $786,000 from the same period in 2019, mainly as a result of net gain on the sale of mortgage loans. Third quarter 2020 noninterest expense increased

$330,000 from the same period last year primarily due to a $440,000 FDIC assessment credit recognized during the third quarter of 2019.
In the first quarter of 2020, the Federal Reserve Bank reduced short-term interest rates 150 basis points. This decline in interest rates largely drove a $2.7 million decrease in interest income for the first nine months of 2020 compared to the same period in 2019. Interest expense on deposits and borrowings decreased $2.4 million for the nine-month period ended September 30, 2020 compared to the same period in 2019 primarily due to less reliance on higher-cost borrowings and reduced interest rates. Net interest income decreased by $285,000 for the nine-month period ended September 30, 2020 compared to the same period in 2019. The provision for loan losses increased by $1.4 million for the nine-month period ended September 30, 2020 compared to the same period in 2019 as the result of increased economic and environmental risk factors, predominantly driven by the COVID-19 pandemic. Noninterest income increased $1.5 million during the first nine months of 2020 compared to the same period in 2019, mainly a result of net gain on the sale of mortgage loans and gains from the redemption of corporate owned life insurance policies. Noninterest expenses for the first nine months of 2020 exceeded the same period in 2019 by $437,000, primarily due to an FDIC assessment credit recognized during the third quarter of 2019. While this was a 1.4% increase, noninterest expenses year over year were essentially flat when considering the FDIC assessment credit.
The Corporation's fully taxable equivalent net yield on interest earning assets was 2.89% and 2.93% for the three and nine-month periods ended September 30, 2020, respectively. This compares to 3.13% and 3.07% for the three and nine-month periods ended September 30, 2019. The Corporation's banking subsidiary, Isabella Bank (the "Bank"), implemented strategic programs last year to improve the net yield on interest earning assets, which includes enhanced pricing related to loans and deposits and a reduced reliance on higher-cost borrowed funds and brokered deposits as funding sources. While these efforts have helped, the current interest rate environment has had a negative impact on the yields of interest earning assets and future improvement is expected to be gradual.
Assets
As of September 30, 2020, total assets were $1.97 billion and assets under management were $2.7 billion. Assets under management included loans sold and serviced of $289.5 million, investment and trust assets managed by Isabella Wealth of $403.7 million, in addition to assets on the consolidated balance sheet.
The Bank's securities portfolio has declined by $66.8 million since December 31, 2019, primarily as a result of maturities and sales of available-for-sale securities based on the Bank's strategic objectives. The Bank utilized this available cash flow to reduce higher-cost funding sources and other borrowings as they matured, which strengthened its liquidity position. Borrowed funds have declined $37.7 million since December 31, 2019 and $39.0 million since September 30, 2019.

Loans
Loans outstanding as of September 30, 2020, totaled $1.3 billion. During the first nine months of 2020, gross loans increased $116.7 million. Driven by $99.5 million of Paycheck Protection Program ("PPP") loans, the commercial loan portfolio grew $120.2 million. During this same period, the agricultural loan portfolio declined $14.7 million while residential real estate and consumer loan portfolios experienced growth totaling $11.2 million.
The Bank experienced a 67.8% decline in the amount of COVID-19 related loan payment deferrals during the third quarter. Loan payment deferrals decreased to $98.7 million, or 7.6% of gross loans, as of September 30, 2020 compared to $306.1 million, or 23.8%, as of June 30, 2020. The majority of borrowers granted loan payment deferrals had reverted back to contractual payments as of September 30, 2020.
Deposits
Total deposits increased $181.2 million during the first nine months of 2020 to $1.5 billion and grew $186.3 million over the last twelve months. This increase was primarily attributed to deposits from borrowers participating in the PPP loan program and government stimulus funds. Over the past year, excess funds were used to reduce higher-cost deposits such as brokered certificates of deposit balances. Since September 30, 2019, the Bank reduced brokered certificates of deposits $38.7 million, or 73%, which was favorable to the Bank's net interest margin.
Liquidity
The Corporation's liquidity position remains strong as evidenced by its $495 million of cash and funds availability as of September 30, 2020. This reserve is comprised of $166 million in cash and cash equivalents, $151 million in available lines of credit and approximately $178 million in unencumbered investment securities.
Capital
The Bank is designated as a “well capitalized” institution, as its capital ratios exceeded the minimum requirements for this designation. As of September 30, 2020, the Bank’s Tier 1 Leverage Ratio was 8.4%, Tier 1 Capital Ratio was 12.2% and Total Capital Ratio was 13.0%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 8.8%, Tier 1 Capital Ratio was 12.9% and Total Capital Ratio was 13.6% as of September 30, 2020.
Dividend
During the third quarter of 2020, the Corporation paid a $0.27 per common share cash dividend, an increase of 3.8% compared to the third quarter of 2019. Based on the Corporation's closing stock price of $16.74 as of September 30, 2020, the annualized cash dividend yield was 6.5%.

About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 117 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust, and estate planning services through Isabella Wealth. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
INCOME STATEMENT DATA	2020	2019	2020	2019
Interest income	$15,700	$17,161	$47,770	$50,457
Interest expense	3,203	4,550	10,967	13,369
Net interest income	12,497	12,611	36,803	37,088
Provision for loan losses	516	193	1,409	48
Noninterest income	4,060	3,274	10,304	8,764
Noninterest expenses	10,950	10,620	32,595	32,158
Federal income tax expense	734	630	1,495	1,520
Net income	$4,357	$4,442	$11,608	$12,126

Net interest margin yield (fully taxable equivalent)	2.89%	3.13%	2.93%	3.07%

PER SHARE DATA
Basic earnings	$0.55	$0.56	$1.46	$1.53
Diluted earnings	$0.54	$0.55	$1.43	$1.50
Dividends	$0.27	$0.26	$0.81	$0.78
Quoted market value
High	$19.00	$23.45	$24.50	$24.50
Low	$15.75	$22.01	$15.60	$22.01
Close (1)	$16.74	$22.30	$16.74	$22.30
Common shares outstanding (1)	8,007,901	7,938,234	8,007,901	7,938,234

(1) At end of period

	September 30 2020	December 31 2019	September 30 2019
BALANCE SHEET DATA
Gross loans	$1,303,308	$1,186,570	$1,191,804
Investment securities	$363,054	$429,839	$445,529
Total assets	$1,971,697	$1,814,198	$1,813,684
Deposits	$1,495,095	$1,313,851	$1,308,773
Borrowed funds	$238,349	$275,999	$277,386
Shareholders' equity	$222,545	$210,182	$212,376

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$289,524	$259,375	$258,873
Assets managed by Isabella Wealth	$403,730	$436,181	$475,574
Total assets under management	$2,664,951	$2,509,754	$2,548,131

CAPITAL RATIOS
Tier 1 leverage	8.8%	9.0%	9.2%
Tier 1 risk-based capital	12.9%	12.6%	12.6%
Total risk-based capital	13.6%	13.2%	13.2%